Exhibit 10.54

*Portions of the exhibit have been excluded because it is both not material and is the type of information that the registrant treats as private or confidential.

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE dated February 26, 2025, is made by and between Altman Investment Company, LLC (“Landlord”) and Capricor Therapeutics, Inc. (“Lessee”).

A.	WHEREAS, Landlord and Lessee entered into that certain Lease Agreement (the “Original Lease”) dated for reference purposes July 16, 2021, for the lease of a portion of the ground floor of the Building located at 10865 Road to the Cure, Ste. 150, San Diego, California 92121, consisting of 9,396 rentable square feet (the “Original Premises”). Under the terms of the Original Lease, Lessee’s share of the Common Area Operating Expenses was [***]%.

B.	WHEREAS, Landlord and Lessee entered into an amendment to the Original Lease dated June 8, 2022 (the “First Amendment”) pursuant to which the rentable square footage of the Original Premises was increased from 9,396 to 9,485 square feet and the Base Rent was increased to $49,322 per month effective July 1, 2022.[1]

C.	WHEREAS, Landlord and Lessee entered into a second Amendment to the Original Lease dated September 8, 2022 (the “Second Amendment”) pursuant to which the rentable square footage of the Original Premises was increased from 9,485 square feet to 9,605 square feet and the Base Rent was increased to $51,444 per month plus the annual increase pursuant to the Original Lease.

D.	WHEREAS, Landlord and Lessee entered into a third Amendment to the Original Lease dated August 10, 2023 (the “Third Amendment”) pursuant to which the rentable square footage of the Original Premises was increased from 9,605 square feet to 12,161 square feet, the Base Rent was increased to $58,409 per month and Lessee’s pro rata share of Common Area Operating Expenses was increased to [***]%.

E.	WHEREAS, the Parties now seek to further amend the Original Lease to, among other things, increase the square footage of the Amended Premises, increase the monthly Base Rent and increase Lessee’s share of the Common Area Operating Expenses. The Original Lease as modified by the First, Second, Third Amendments thereto, shall hereafter be referred to as the “Third Amended Lease”.

F.	WHEREAS, within thirty days of mutual execution of this Fourth Amendment, Landlord and Lessee shall mutually agree upon an architect with experience in measuring usable and rentable square footage to determine the actual square footage of the spaces included in each of the amendments to the Original Lease, as shown in Exhibit 1, attached hereto, and shall provide exhibits to each amendment including detailed floor plans and square footages. If necessary, modifications to the amendments will be made upon receipt of a report from the architect containing such information (the “Architect’s Report”).

G.	WHEREAS, any terms set forth herein that are capitalized, but not defined herein, shall have the same meaning as set forth in the Original Lease, as amended hereby.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree that the Third Amended Lease shall be modified by this Fourth Amendment in the following particulars only:

1.	Premises:

Section 1.2(a) of the Third Amended Lease shall be further amended to include the entire 2nd floor of the Building comprised of approximately 21,987 rentable square feet (the “Expansion Premises”), to be verified by a mutually agreed upon space plan which shall be attached as an exhibit to this Fourth Amendment. Upon the Commencement Date for the Expansion Premises, the term “Amended Premises” shall refer collectively to the Premises described in the Third Amended Lease and the Expansion Premises comprising a total of 34,348 rentable square feet.

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1 In each of the Amendments, the address of the Premises was incorrectly written as 10865 Altman Row. The correct address is 10865 Road to the Cure, Ste. 150, San Diego, CA 92121 as shown in the Original Lease and in this Fourth Amendment and the First, Second and Third Amendments shall hereby be deemed corrected to reflect the correct address.

2.	Storage Areas:

The following shall be added as Section 1.2 (c) to the Fourth Amended Lease:

The Parties acknowledge that Lessee has been utilizing the following Storage Spaces as part of the Original Premises.

●	Two (2) “$800” Units at $800 per month each designated as Rooms B206 and B207 on Exhibit 1.
●	Four (4) “$500” Units at $500 per month each and three (3) “$450” Units at $450 per month each, all of which are highlighted on the Exhibit 2 attached to this Fourth Amendment as Storage Areas and part of designated rooms B201, B202, B203, B204, and B205.

Commencing on the date of this Fourth Amendment and continuing until the expiration of the Fourth Amended Lease, Lessee shall have the right to continue its use of the Storage Areas until the termination of the Fourth Amended Lease; provided, however that (i) Lessee shall pay Landlord a total flat rental of $4,950 per month for the use of all of the Storage Areas, and (ii) the square footage of the Storage Areas shall not become part of the rentable square footage of the Fourth Amended Lease, nor shall it be included in Lessee’s percentage of Common Area Operating Expenses.

3.	Parking:

Section 1.2(b) shall be rewritten to provide as follows:

Commencing upon the execution of this Fourth Amendment, Lessee will have the use of [***] of the surface parking spaces designated for the Building.

4.	Term:

The Term of the Extension Premises shall commence on the date on which Landlord delivers possession of the Expansion Premises to Lessee which Landlord is estimating to be the earlier of April 1, 2025 or on or before July 1, 2025 (the “Expansion Premises Commencement Date”). If Landlord is unable to deliver the Expansion Premises to Tenant on or before July 1, 2025, Tenant shall have the right to terminate this Fourth Amendment and continue its occupancy pursuant to the Third Amended Lease. [***] From the Expansion Premises Commencement Date through the Expansion Premises Rent Commencement Date (as defined in Section 5 below), Lessee shall not be charged Base Rent for the Expansion Premises, but starting on July 1, 2025, Lessee shall be responsible for its percentage of Common Area Operating Expenses and utilities for the Expansion Premises.

Section 1.3 of the Original Lease is hereby amended to reflect that the term of the Fourth Amended Lease shall be extended to terminate on September 30, 2033.

5.	Base Rent:

Section 1.5 of the Third Amended Lease is hereby amended to reflect that commencing January 1, 2026, the total Base Rent for the Amended Premises shall be $188,914 per month ($5.50 per rentable square foot), which may be subject to adjustment depending on the results of the Architect’s Report. The Base Rent for the Amended Premises shall be subsequently increased by 3% commencing October 1, 2026, and continuing on each anniversary thereafter. The Expansion Premises Rent Commencement Date shall be January 1, 2026.

6.	Lessee’s Share of the Common Area Operating Expenses:

Section 1.6 of the Third Amended Lease is hereby amended to reflect that commencing July 1, 2025, Lessee’s share of the Common Area Operating Expenses shall increase to [***]% unless the Expansion Premises are not delivered to Lessee on or before such date in which case the increase shall be effective on the date of delivery.

7.	Security Deposit:

The parties acknowledge that Lessee currently has on deposit with Landlord the sum of [***] as a Security Deposit. The Security Deposit will remain with Landlord for the balance of the Term.

8.	Agreed Use:

Section 1.8 of the Original Lease is hereby revised in its entirety to read as follows:

Lessee shall be allowed to use the Amended Premises for general office and administration purposes, life science research and development, product manufacturing and testing, biotechnology use, clean rooms, and all permitted uses under the project zoning.

9.	Option to Renew:

Lessee shall have an option to renew the term of the Fourth Amended Lease for a period of five (5) years at the then Fair Market Rent by providing at least six (6) months written notice prior to the expiration of the Fourth Amended Lease. The phrase “Fair Market Rent” shall be defined as the terms and conditions that would be offered to a non-renewing tenant for comparable space in the immediate submarket area to include the rental rate, rent increases, a new base rent if the lease is other than triple net, and netting out Tenant Improvements and commissions. The Fair Market Rent shall also consider the credit of the tenant and the size of the Amended Premises.

10.	Lessee Concessions:

(a)Lessee Improvements: Lessee shall be paid a Tenant Improvement Allowance from Landlord equal to [***] to be paid to Lessee upon substantial completion of construction of the Expansion Premises. In addition to the Tenant Improvement Allowance, Landlord shall pay to Lessee the sum of [***] for Lessee to use at its discretion for purposes to be determined by Lessee. This amount shall also be paid upon completion of the Tenant Improvements.

(b)Outdoor Patio Space. [***]

11.	Landlord’s Work:

In addition to the Tenant Improvements, Landlord, at Landlord’s sole cost and expense, shall complete the following improvements to the Amended Premises as soon as reasonably possible following the mutual execution of this Fourth Amendment:

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12.	Right of First Negotiation:

So long as the Fourth Amended Lease remains in full force and effect, Lessee shall have a right of first negotiation (“ROFN”) to further expand the Amended Premises to include any remaining space in the Building on the same terms and conditions as those contained in the Fourth Amended Lease in effect at that time. The ROFN may be triggered by Landlord notifying Lessee that the space will be coming available or by Landlord notifying Lessee that it has received an unsolicited offer or intends to solicit or negotiate with a third party, for a lease of said space.

Upon receipt of such notice from Landlord, Lessee shall have ten (10) business days to notify Landlord in writing of its intent to exercise its ROFN and then for a period of sixty (60) days thereafter, the parties shall negotiate in good faith with respect to the further expansion of the Amended Premises (the “Negotiation Period”). In the event the Parties are unable to reach agreement within the Negotiation Period, despite using Commercially Reasonable Efforts to do so, this ROFN shall expire.

If Landlord (i) receives an unsolicited bona fide offer from a third party or (ii) is willing to enter into an agreement with a third party for the right to lease the remaining space, before Landlord may accept such an offer or enter into such agreement, Landlord must first make an offer to Lessee for the lease of the remaining space under the same terms and conditions contemplated with the third party. Lessee shall have thirty (30) days from the date of receipt of said offer, to provide Landlord with written acceptance of the offer, upon the same terms and conditions as set forth therein, if specified, or notice of its desire and willingness to negotiate for such space. If Lessee accepts said offer, the parties shall prepare and enter into the appropriate documentation to document such expansion within thirty (60) days from the date of Lessee’s acceptance. If Lessee fails to accept said offer within the thirty (30) days provided herein, Landlord may proceed to enter into a lease with said third party on the same terms of the offer presented to Lessee and this ROFN shall expire and be of no further force or effect; provided, however, if Landlord and such third party further negotiate any material changes to the terms of the offer that was presented to Lessee, Landlord shall inform Lessee thereof and Lessee shall have thirty (30) days from the date of receipt of such changed offer to consider the same and inform Landlord of its acceptance or rejection thereof in accordance with the above, with the same applying to any further changes.

13.	Lessee Warehouse/ Storage:

[***] Except as specifically set forth herein, all other terms and conditions of the Original Lease as amended by the First, Second and Third Amendments thereto shall remain unmodified and in full force and effect. The Fourth Amended Lease, including this Fourth Amendment, is hereby ratified, and shall be considered to be the only agreements between the Parties hereto with respect to the subject matter set forth herein.

IN WITNESS WHEREOF, the parties have executed this Fourth Amendment as of the date written below.

LANDLORD		TENANT
Altman Investment Company, LP		Capricor Therapeutics, Inc.
By:	/s/ David Odmark	By:	/s/ AJ Bergmann
Name:	David Odmark	Name:	AJ Bergmann
Title:	Owner	Title:	Chief Financial Officer
Date:	2/27/2025	Date:	2/27/2025

Exhibit 1: Current spaces utilized by Lessee on the Main Level.

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Exhibit 2: Current spaces utilized by Lessee on the Lower Level.

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